Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FOURTH

QUARTER AND YEAR-END 2014 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Volume of 119.6 million pounds, a decrease of 1.2% year-over-year;

•	Adjusted sales of $127.1 million, a decrease of 0.5% year-over-year;

•	Adjusted EBITDA of $21.0 million, a decrease of 0.5% year-over year;

•	Adjusted diluted earnings per common share of $0.28 versus $0.25 in the prior year period;

•	Net sales of $390.3 million, a decrease of 5.5% year-over-year; and

•	Net income attributable to GBC of $2.8 million, or $0.13 per diluted share, versus net income of $6.2 million, or $0.29 per diluted share, in the prior year period.

Full Year Highlights

•	Volume of 520.4 million pounds, a decrease of 0.5% year-over-year;

•	Adjusted sales of $542.6 million, a decrease of 1.2% year-over-year;

•	Adjusted EBITDA of $109.7 million, a decrease of 7.0% year-over-year;

•	Adjusted diluted earnings per common share of $1.77 versus $2.12 in the prior year period;

•	Net sales of $1,711.4 million, a decrease of 2.7% year-over-year; and

•	Net income attributable to GBC of $31.7 million, or $1.49 per diluted share, versus net income of $10.4 million, or $0.49 per diluted share, in 2013.

Schaumburg, IL, March 9, 2015 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the fourth quarter and full year ended December 31, 2014.

“Fourth quarter results were in line with our expectations as operating performance levels achieved from the prior quarter were maintained and demand in select markets improved. We are encouraged by momentum within Chase Brass and A.J. Oster driven by the growth of the automotive and housing end markets, as well as year-over-year growth in our green portfolio and Eco Brass product line. As anticipated, this was offset with the rebalancing of the supply chain in the munitions market coupled with the softening of market demand. Importantly, we made significant progress in several areas of our business to drive improved costs and productivity, which we believe will lead to sustainable improvements in our performance and returns going forward,” said John Wasz, GBC’s President and Chief Executive Officer.

Mr. Wasz concluded, “We enter 2015 as a stronger company and I am confident in the long-term fundamentals of our business. We will actively seek opportunities across our business to increase our competitive position by expanding our product portfolio with high-margin products, improve our service offering, and broaden our geographic reach. We remain committed to strengthening our operational execution and will continue to make prudent investments to support our strategy and drive shareholder value.”

Fourth Quarter Operating Results

Volume for the fourth quarter of 2014 decreased by 1.2% to 119.6 million pounds compared to 121.1 million pounds in the fourth quarter of 2013. The decrease in volume was largely in the munitions end market due to destocking throughout the supply chain and lower demand, as well as lower demand in the electronics/electrical components end market. The decrease in volume was partially offset by higher demand in the building and housing and automotive end markets. By segment, A.J. Oster and Chase Brass volume increased by 7.7%, and 7.3% during the fourth quarter, respectively, while Olin Brass volume decreased by 12.2%.

Net sales for the fourth quarter of 2014 decreased by 5.5% to $390.3 million compared to $412.8 million in the same period of 2013. The decline in net sales was due to lower metal prices, reduction in volume, lower sales of unprocessed metal and the shift in product mix, partially offset by increases in average selling prices. Adjusted sales, a non-GAAP financial measure which reflects the value added premium over metal replacement cost recovery, decreased by 0.5% to $127.1 million for the fourth quarter of 2014 from $127.7 million for the same period of 2013. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to GBC for the fourth quarter 2014 was $2.8 million, or $0.13 per diluted share, compared to $6.2 million, or $0.29 per diluted share, for the same period of 2013.

Adjusted EBITDA, a non-GAAP financial measure, was $21.0 million for the fourth quarter of 2014, which was down slightly from $21.1 million in the fourth quarter of 2013, driven by higher manufacturing conversion costs, an increase in selling, general and administrative expenses, lower volume and a shift in product mix. Partially offsetting the decrease were higher average selling prices and lower shrinkage due to lower metal costs. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Full Year Operating Results

For the full year 2014, volume was 520.4 million pounds, relatively flat compared to 523.0 million pounds in 2013. The decrease in volume is attributable to lower demand in the electronics/electrical components end market resulting primarily from a customer sourcing their finished products offshore, which negatively impacted demand for brass rod. Additionally, volume in the munitions end market was lower as a result of destocking throughout the supply chain and reduced demand following an unprecedented peak in demand in 2013. The decrease in volume was partially offset by higher demand in the building and housing, automotive, coinage and transportation end markets.

Net sales for the full year 2014 decreased by 2.7% to $1,711.4 million compared to $1,758.5 million in 2013. The decrease in net sales was due to lower metal prices, a decrease in volume, lower sales of unprocessed metal and the shift in product mix, partially offset by increases in average selling prices. Adjusted sales, a non-GAAP financial measure which reflects the value added premium over metal replacement cost recovery, decreased by 1.2% to $542.6 million for the full year 2014 from $549.3 million for the same period of 2013. A reconciliation of net sales to adjusted sales is provided later in this press release.

Net income attributable to GBC for the full year 2014 was $31.7 million, or $1.49 per diluted share, compared to $10.4 million, or $0.49 per diluted share, in 2013.

The Company reported Adjusted EBITDA, a non-GAAP financial measure, of $109.7 million for the full year 2014, a 7.0% decrease compared to $118.0 million for the full year 2013. The decrease was due to higher manufacturing conversion costs, primarily due to inclement weather in the first quarter of

2014, operational issues at Olin Brass that continued through the first half of 2014 and a shift in product mix. Partially offsetting these decreases were increases in average selling prices, a decrease in salaries, benefits and incentive compensation and lower shrinkage costs due to lower metal costs. A reconciliation of net income attributable to GBC to Adjusted EBITDA is provided later in this press release.

Cash Flow and Leverage

During the fourth quarter of 2014, the Company reported net cash provided by operating activities of $42.4 million driven by earnings and working capital improvements. During the full year of 2014, the Company reported net cash provided by operating activities of $63.9 million also driven by earnings and working capital improvements.

The Company ended the year with cash of $44.6 million, without any outstanding borrowings under its asset based revolving lending facility (“ABL Facility”), borrowing availability of $199.5 million under its ABL Facility, and senior secured notes of $375.0 million.

2015 Guidance

For the full-year 2015, GBC expects:

•	Shipment volumes to range from 500 to 520 million pounds;

•	Adjusted sales to range from $515 million to $540 million; and

•	Adjusted EBITDA to range from $105 to $114 million.

Conference Call

The Company will host a teleconference and webcast at 8:30 a.m. (Central Time) on Tuesday, March 10 to review the results. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 877-280-4954, passcode # 89258080 approximately 10 minutes before the scheduled start time. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Global Brass and Copper website.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli Global Brass and Copper Holdings, Inc. Chief Financial Officer (847) 240-4700 David Beré FTI Consulting (312) 252-4035

Global Brass and Copper Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2014	2013	2014	2013
Net sales	$390.3	$412.8	$1,711.4	$1,758.5
Cost of sales	358.1	374.4	1,546.8	1,576.2

Gross profit	32.2	38.4	164.6	182.3
Selling, general and administrative expenses (including non-cash profits interest expense of $0.0, $0.0, $0.0 and $29.3, respectively)	19.4	18.2	76.9	110.8

Operating income	12.8	20.2	87.7	71.5
Interest expense	9.9	9.9	39.6	39.8
Other expense (income), net	0.2	(0.1)	0.5	0.3

Income before provision for income taxes and equity income	2.7	10.4	47.6	31.4
Provision for income taxes	0.1	4.4	16.6	22.2

Income before equity income	2.6	6.0	31.0	9.2
Equity income, net of tax	0.3	0.3	1.1	1.5

Net income	2.9	6.3	32.1	10.7
Less: Net income attributable to noncontrolling interest	0.1	0.1	0.4	0.3

Net income attributable to Global Brass and Copper Holdings, Inc.	$2.8	$6.2	$31.7	$10.4

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.13	$0.29	$1.50	$0.49
Diluted	$0.13	$0.29	$1.49	$0.49
Weighted average common shares outstanding:
Basic	21.2	21.1	21.2	21.1
Diluted	21.3	21.2	21.3	21.2
Supplemental Non-GAAP Information
Net sales	$390.3	$412.8	$1,711.4	$1,758.5
Metal component of net sales	263.2	285.1	1,168.8	1,209.2

Adjusted sales	$127.1	$127.7	$542.6	$549.3

Diluted net income per common share, as reported	$0.13	$0.29	$1.49	$0.49
Non-cash Halkos profits interest compensation expense	—	—	—	1.39
Management fees	—	—	—	0.14
Unrealized loss (gain) on derivative contracts	0.09	(0.03)	0.08	—
Non-cash accretion of income of Dowa Joint Venture	—	—	(0.02)	(0.02)
Specified legal/professional expenses	0.03	0.04	0.13	0.13
Lower of cost or market adjustment to inventory	—	—	0.01	0.01
Loss (gain) on LIFO layer depletion	0.02	(0.06)	0.02	(0.06)
Share-based compensation expense	0.01	0.01	0.05	0.04
Restructuring and other business transformation charges	—	—	0.01	—

Adjusted diluted earnings per common share (1)	$0.28	$0.25	$1.77	$2.12

(1)	The non-cash profits interest expense assumed no tax benefits. All remaining adjustments include a tax effect.

Global Brass and Copper Holdings, Inc.

Adjusted EBITDA Reconciliation (Unaudited)

	Three Months Ended December 31,
(in millions)	2014	2013
Net income attributable to Global Brass and Copper Holdings, Inc.	$2.8	$6.2
Interest expense	9.9	9.9
Provision for income taxes	0.1	4.4
Depreciation expense	3.4	2.5
Amortization expense	—	—
Unrealized loss (gain) on derivative contracts (a)	2.7	(1.3)
Loss (gain) from LIFO layer depletion (b)	0.6	(2.0)
Non-cash accretion of income of Dowa Joint Venture (c)	(0.2)	(0.2)
Specified legal/professional expenses (d)	1.2	1.4
Share-based compensation expense (e)	0.4	0.2
Restructuring and other business transformation charges (f)	0.1	—

Adjusted EBITDA	$21.0	$21.1

(a)	Represents unrealized gains and losses on derivative contracts.
(b)	Calculated based on the difference between the base year LIFO carrying value and the metal prices prevailing in the market at the time of inventory depletion.
(c)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa-Olin Metal Corporation (the “Dowa Joint Venture”). This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(d)	Specified legal/professional expenses for the three months ended December 31, 2014 includes professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company.

Specified legal/professional expenses for the three months ended December 31, 2013 includes professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including follow-on offering costs.

(e)	Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.
(f)	Restructuring and other business transformation charges for the three months ended December 31, 2014 represent severance charges at Olin Brass.

Global Brass and Copper Holdings, Inc.

Adjusted EBITDA Reconciliation (Unaudited)

	Year Ended December 31,
(in millions)	2014	2013
Net income attributable to Global Brass and Copper Holdings, Inc.	$31.7	$10.4
Interest expense	39.6	39.8
Provision for income taxes	16.6	22.2
Depreciation expense	12.2	8.5
Amortization expense	0.1	0.1
Unrealized loss (gain) on derivative contracts (a)	3.0	(0.2)
Loss (gain) from LIFO layer depletion (b)	0.6	(2.0)
Non-cash accretion of income of Dowa Joint Venture (c)	(0.7)	(0.7)
Non-cash Halkos profits interest compensation expense (d)	—	29.3
Management fees (e)	—	4.8
Specified legal/professional expenses (f)	4.3	4.3
Lower of cost or market adjustment to inventory (g)	0.2	0.3
Share-based compensation expense (h)	1.7	1.2
Restructuring and other business transformation charges (i)	0.4	—

Adjusted EBITDA	$109.7	$118.0

(a)	Represents unrealized gains and losses on derivative contracts.
(b)	Calculated based on the difference between the base year LIFO carrying value and the metal prices prevailing in the market at the time of inventory depletion.
(c)	As a result of the application of purchase accounting in connection with the November 2007 acquisition, no carrying value was initially assigned to our equity investment in our Dowa Joint Venture. This adjustment represents the accretion of equity in our Dowa Joint Venture at the date of the acquisition over a 13-year period (which represents the estimated useful life of the technology and patents of the joint venture).
(d)	The 2013 amount includes $20.4 million that represents incremental non-cash compensation as a result of the modification made to the Halkos Equity Plan to eliminate Halkos’ right to acquire all or a portion of the Class B Shares for less than fair market value upon certain conditions. The 2013 amount also includes $8.9 million that represents dividend payments made by Halkos to members of our management that resulted in a non-cash compensation charge in connection with the IPO that occurred in May 2013.
(e)	The 2013 amount represents an early termination fee equal to the value of the advisory fee that would have otherwise been payable to affiliates of KPS through the end of the agreement, as well as a portion of the annual advisory fees paid to affiliates of KPS prior to the termination of the agreement.
(f)	Specified legal/professional expenses for the year ended December 31, 2014 includes professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including follow-on offering costs.

Specified legal/professional expenses for the year ended December 31, 2013 includes professional fees for accounting, tax, legal and consulting services related to costs incurred as a publicly traded company, including IPO efforts, follow-on offering costs, and costs associated with our exchange offer in October 2013 related to our senior secured notes and certain regulatory and compliance matters.

(g)	Represents non-cash lower of cost or market charges for the write down of inventory.
(h)	Represents share-based compensation expense resulting from the grant of non-qualified stock options, restricted stock and performance-based shares to certain employees, members of our management and our Board of Directors.
(i)	Restructuring and other business transformation charges for the year ended December 31, 2014 represent severance charges at Olin Brass.

Global Brass and Copper Holdings, Inc.

Segment Results of Operations (Unaudited)

	Three Months Ended		Change
	December 31,		2014 vs. 2013
(in millions)	2014	2013	Amount	Percent
Pounds shipped (a)
Olin Brass	60.5	68.9	(8.4)	(12.2%)
Chase Brass	49.8	46.4	3.4	7.3%
A.J. Oster	16.7	15.5	1.2	7.7%
Corporate and Other (b)	(7.4)	(9.7)	2.3	(23.7%)

Total	119.6	121.1	(1.5)	(1.2%)

Net Sales
Olin Brass	$190.2	$219.6	$(29.4)	(13.4%)
Chase Brass	133.7	133.5	0.2	0.1%
A.J. Oster	75.6	72.8	2.8	3.8%
Corporate and Other (b)	(9.2)	(13.1)	3.9	(29.8%)

Total	$390.3	$412.8	$(22.5)	(5.5%)

Adjusted EBITDA
Olin Brass	$5.8	$7.1	$(1.3)	(18.3%)
Chase Brass	15.0	13.4	1.6	11.9%
A.J. Oster	3.6	3.7	(0.1)	(2.7%)

Total for operating segments	$24.4	$24.2	$0.2	0.8%

(a)	Amounts exclude quantity of unprocessed metal sold.
(b)	Amounts represent intercompany eliminations.

	Year Ended		Change
	December 31,		2014 vs. 2013
(in millions)	2014	2013	Amount	Percent
Pounds shipped (a)
Olin Brass	269.1	279.4	(10.3)	(3.7%)
Chase Brass	221.3	216.0	5.3	2.5%
A.J. Oster	68.7	66.9	1.8	2.7%
Corporate and Other (b)	(38.7)	(39.3)	0.6	(1.5%)

Total	520.4	523.0	(2.6)	(0.5%)

Net Sales
Olin Brass	$847.8	$874.1	$(26.3)	(3.0%)
Chase Brass	603.7	622.0	(18.3)	(2.9%)
A.J. Oster	313.9	316.2	(2.3)	(0.7%)
Corporate and Other (b)	(54.0)	(53.8)	(0.2)	0.4%

Total	$1,711.4	$1,758.5	$(47.1)	(2.7%)

Adjusted EBITDA
Olin Brass	$36.9	$48.3	$(11.4)	(23.6%)
Chase Brass	69.2	67.2	2.0	3.0%
A.J. Oster	16.2	16.9	(0.7)	(4.1%)

Total for operating segments	$122.3	$132.4	$(10.1)	(7.6%)

(a)	Amounts exclude quantity of unprocessed metal sold.
(b)	Amounts represent intercompany eliminations.

Global Brass and Copper Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

	As of
	December 31,	December 31,
(In millions, except share and par value data)	2014	2013
Assets
Current assets:
Cash	$44.6	$10.8
Accounts receivable (net of allowance of $1.0, and $1.0, respectively)	152.3	171.8
Inventories	189.0	190.9
Prepaid expenses and other current assets	26.2	22.2
Deferred income taxes	30.1	32.2
Income tax receivable	8.3	4.3

Total current assets	450.5	432.2
Property, plant and equipment, net	103.5	88.0
Investment in joint venture	2.0	2.2
Goodwill	4.4	4.4
Intangible assets, net	0.6	0.7
Deferred income taxes	0.8	4.6
Other noncurrent assets	14.7	16.6

Total assets	$576.5	$548.7

Liabilities and equity / (deficit)
Current liabilities:
Current maturities of long-term debt	$1.0	$—
Accounts payable	82.5	85.4
Accrued liabilities	57.3	56.1
Accrued interest	3.2	3.3
Income tax payable	0.5	0.5

Total current liabilities	144.5	145.3
Long-term debt	379.8	380.5
Deferred income taxes	0.8	—
Other noncurrent liabilities	25.4	26.3

Total liabilities	550.5	552.1

Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity / (deficit):
Common stock—$0.01 par value; 80,000,000 shares authorized; 21,369,407 and 21,251,486 shares issued, respectively	0.2	0.2
Additional paid-in capital	32.5	30.5
Accumulated deficit	(10.1)	(38.6)
Treasury stock, at cost—29,200 and 0 shares, respectively	(0.4)	—
Accumulated other comprehensive (loss) income	(0.6)	0.5

Total Global Brass and Copper Holdings, Inc. stockholders’ equity / (deficit)	21.6	(7.4)
Noncontrolling interest	4.4	4.0

Total equity / (deficit)	26.0	(3.4)

Total liabilities and equity / (deficit)	$576.5	$548.7

Global Brass and Copper Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(In millions)	2014	2013
Cash flows from operating activities
Net income	$32.1	$10.7
Adjustments to reconcile net income to net cash provided by operating activities:
Profits interest compensation expense	—	29.3
Depreciation and amortization	12.3	8.6
Other adjustments	13.1	4.7
Change in assets and liabilities:
Accounts receivable	18.9	(7.1)
Inventories	0.9	(16.7)
Prepaid expenses and other current assets	(7.0)	(9.7)
Accounts payable	(2.9)	3.8
Accrued liabilities	1.3	7.5
Accrued interest	(0.1)	—
Income taxes, net	(3.8)	(2.7)
Other, net	(0.9)	(1.0)

Net cash provided by operating activities	63.9	27.4
Cash flows from investing activities
Capital expenditures	(22.8)	(25.6)
Proceeds from sale of property, plant and equipment	1.1	0.2

Net cash used in investing activities	(21.7)	(25.4)
Cash flows from financing activities
Borrowings on ABL Facility	248.4	420.8
Payments on ABL Facility	(253.9)	(429.8)
Principal payments under capital lease obligation	(0.2)	—
Dividends paid	(3.2)	(0.8)
Proceeds from exercise of stock options	0.1	—
Excess tax benefit from share-based compensation	0.2	—
Repurchase of shares	(0.4)	—
Net payment from stockholder	—	4.9

Net cash used in financing activities	(9.0)	(4.9)
Effect of foreign currency exchange rates	0.6	(0.2)

Net increase (decrease) in cash	33.8	(3.1)
Cash at beginning of period	10.8	13.9

Cash at end of period	$44.6	$10.8

Noncash investing and financing activities
Acquisition of assets under capital lease obligation	$6.0	$—
Capital expenditures incurred but not yet paid	$3.1	$3.1

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, we also report “Adjusted EBITDA”, “Adjusted Diluted Earnings per Common Share” and “Adjusted sales”, which are non-GAAP financial measures as defined below.

Adjusted EBITDA is not intended as an alternative to net income (loss), as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with U.S. GAAP or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity. Adjusted Diluted Earnings per Common Share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP. Adjusted sales may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.

You should therefore not place undue reliance on Adjusted EBITDA, Adjusted Diluted Earnings per Common Share, Adjusted Sales, or any ratios calculated using them. Our U.S. GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.

Adjusted EBITDA

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following: unrealized gains and losses on derivative contracts in support of our balanced book approach, unrealized gains and losses associated with derivative contracts related to electricity and natural gas costs, non-cash losses due to lower of cost or market adjustments to inventory, non-cash gains and losses due to the depletion of a LIFO layer of metal inventory, non-cash profits interest compensation expense related to payments made to certain members of our management by Halkos, share-based compensation expense, losses on the extinguishment of debt, non-cash income accretion related to Dowa-Olin Metal Corporation (the “Dowa Joint Venture”), management fees paid to affiliates of KPS, restructuring and other business transformation charges, specified legal and professional expenses, and certain other items.

We believe Adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, without the impact of the various items excluded, in order to provide period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the business performance of our segments in comparison to budgets, forecasts and prior-year financial results, providing a measure that management believes reflects our core operating performance. For example, we use Adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. In addition, measures similar to Adjusted EBITDA are defined and used in the agreements governing the ABL Facility and the Senior Secured Notes to determine compliance with various financial covenants and tests.

However, our Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are that Adjusted EBITDA:

• does not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

• does not reflect the significant interest expense or the amounts necessary to service interest or principal payments on our debt;

• does not reflect income tax expense and therefore the cost of complying with applicable laws;

• is an imperfect substitute for cash flow as it eliminates depreciation and amortization expense but does not include cash expended for capital expenditures required to operate our business;

• does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

• does not reflect limitations on our costs related to transferring earnings from our subsidiaries to us.

We compensate for these limitations by using Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. Such U.S. GAAP measurements include operating income (loss), net income (loss), cash flows from operations and other cash flow data. We have significant uses of cash, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

Adjusted diluted earnings per common share

Adjusted diluted earnings per common share is defined as diluted income (loss) per common share adjusted to remove the after-tax impact of the add backs to EBITDA in calculating Adjusted EBITDA. We believe that Adjusted diluted earnings per common share supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by U.S. GAAP.

Adjusted sales

Adjusted sales is defined as net sales less the metal component of net sales. Net sales is the most directly comparable U.S. GAAP measure to adjusted sales. Adjusted sales represents the value-added premium we earn over our conversion and fabrication costs. We use Adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that Adjusted sales supplements our U.S. GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the failure to maintain the Company’s balanced book approach which could cause increased volatility in the Company’s profitability and operating results and may result in significant losses; the loss in order volumes from any of the Company’s largest customers, which may reduce the Company’s sales volumes, revenues and cash flows; the disruption to the Company’s business if its customers shift their manufacturing offshore; the occurrence of any prolonged disruptions at or failures of the Company’s manufacturing facilities and equipment which could have a material adverse effect on its business, financial condition, results of operations and cash flows; disruptions arising from inclement weather; and the failure to implement the Company’s business strategy, including its growth initiatives, could adversely affect its business, financial condition, results of operations or cash flows. More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2014 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.